Exhibit 99.2

Ampio Pharmaceuticals Announces Webcast for Annual Shareholder Meeting

ENGLEWOOD, CO., September 15, 2014 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) a clinical trial stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options, today announced that its September 20, 2014 annual meeting of shareholders will be shared live through a webcast. This webcast will provide audio throughout supplemented by video of the slides and videos supporting presentations by management as well as the direct reports of clinical investigators that have participated in past (single injection) and ongoing (multiple injection) AmpionTM clinical trials.

Webcast Instructions

The live audio webcast will be held on Saturday, September 20, 2014 at 10:00 a.m. MT / 12:00 p.m. ET. The webcast can be accessed at http://ampiopharma.equisolvewebcast.com/agm-2014 or via the Investors section of Ampio’s corporate web site at www.ampiopharma.com. Web participants are encouraged to go to the web site 15 minutes prior to the start of the event to register, download and install any necessary software. A replay of the webcast will be available until October 20, 2014.

To help the company address as many questions as possible and to accommodate the shareholders who are unable to attended the meeting in person, we are asking that investors submit their questions by sending them to info@ampiopharma.com no later than 3:00 p.m. MT/ 5:00 p.m. ET on Thursday, September 18, 2014.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a clinical trial stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to the risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

April Ramirez

Operations Coordinator

373 Inverness Parkway

Englewood, CO 80112

Ampio Pharmaceuticals, Inc.

Direct: (720) 437-6500